EXHIBIT 99.1

CONTACT:	ICR, Inc. Rachel Schacter/Allison Malkin 203-682-8200

FINAL

MOVADO GROUP, INC. PROVIDES UPDATED OUTLOOK FOR FISCAL YEAR 2015

~ Provides Third Quarter Preliminary Sales, Operating Profit and EPS ~

~ Revises Fiscal Year 2015 Outlook ~

~ Company to Hold Conference Call Today at 8:30 am ET ~

Paramus, NJ – November 14, 2014 -- Movado Group, Inc. (NYSE: MOV) today announced preliminary third quarter sales, operating profit and earnings per share, and provided an updated outlook for its fiscal year ending January 31, 2015. The Company expects to report full results for its third quarter of fiscal 2015 on November 25, 2014.

Efraim Grinberg, Chairman and Chief Executive Officer, stated, “I am disappointed in our third quarter performance and our expectations for this trend to continue into the fourth quarter, which combined has caused us to reduce guidance for the full year.  For fiscal 2015, our net sales are now expected to increase by approximately 1% to 2% and operating profit is expected to be down approximately 7% to 10% as compared to last fiscal year.  Our brand portfolio remains strong as does our balance sheet.  We have strong plans in place for the upcoming holiday season that should continue to drive increased sell-through at retail.  As we begin planning for next year, we are confident that we will return to sustainable profitable growth.”

Efraim Grinberg continued: “Our sell-through throughout the year for Movado has been strong domestically and our sell-through for our licensed brand portfolio has trended positively.  We are outpacing the growth in the overall watch category and we continue to increase our share of market in our key global markets for our largest business.  Despite this strong performance at retail, there were factors that have impacted our guidance for the year.  The overall watch category is experiencing slower growth and retailers are focusing on driving improved productivity.  Moreover, certain of our brands did not perform as well as planned, including Movado in international markets.”

Preliminary Third Quarter Fiscal 2015 Results
On a preliminary basis, for the third quarter ended October 31, 2014 the Company currently expects:
•	Net sales of $188.6 million compared to $189.7 million in the third quarter of fiscal 2014.
•	Operating profit in the range of $33.0 million to $33.3 million compared to $34.1 million in the third quarter of fiscal 2014.
•	Earnings per diluted share in the range of $0.86 to $0.87 compared to $0.89 in the third quarter of fiscal 2014.

Fourth Quarter and Fiscal 2015 Outlook
For fiscal 2015, the Company now anticipates that net sales will increase approximately 1% to 2% to a range of $585 million to $590 million, operating profit will be approximately $68 million to $70 million and earnings per diluted share will be in the range of $1.80 to $1.85, assuming a 31% effective tax rate, excluding any unusual items.  For the fourth quarter, the Company anticipates net sales of $132 million to $137 million, operating profit of $6.5 million to $8.5 million and earnings per diluted share in the range of $0.18 to $0.23.  The operating profit is impacted due to continued investment in brand building and growth initiatives despite lower sales growth.

The Company also anticipates recording a $3.0 million one-time pre-tax charge related to operating savings initiatives in either the fourth quarter of fiscal 2015 or early in fiscal 2016.

Rick Coté, Vice Chairman and Chief Operating Officer, stated, “We are disappointed to announce that we will not achieve our full year fiscal 2015 financial targets.  There are several reasons for this. First, the retailer inventory build portion of our Movado / ESQ reallocation strategy did not fully materialize. Second, certain of our licensed brands substantially underperformed as compared to our expectations.  Specifically, we anticipate our Lacoste brand business will be down versus last year as we continue working with Lacoste as they refine their global brand positioning.  Our Scuderia Ferrari brand did not meet our expectations despite increasing sales 17% for the nine months.  Third, we saw weaker than planned performance by Movado in international markets. Lastly, the overall watch category experienced weaker growth than expected in both the United States and European markets. Our profitability is also being negatively impacted by costs related to our brand building and growth initiatives which were only slightly curtailed.”

Rick Coté continued: “We nevertheless remain pleased that we continue to gain share in our key global markets in both our largest brand, Movado, and also several of our largest licensed brands as evidenced by our retail sell-through. We will continue to invest in our infrastructure and growth initiatives, such as the addition of Ricardo Quintero as President of Movado Group, and we remain focused on our long-term business strategies and our ability to deliver sustainable profitable growth.”

Cautionary Statement Regarding Preliminary Financial Information
The preliminary financial information set forth in this press release has been prepared by, and is the responsibility of, the Company’s management. The information and estimates have not been compiled or examined by the Company’s independent auditors nor have the Company’s independent auditors performed any procedures with respect to this information or expressed any opinion or any form of assurance on such information. In addition, the preliminary financial information is subject to revision as the Company prepares its financial statements and other disclosures as of and for the three months ended October 31, 2014, including all disclosures required by GAAP. Because the Company has not completed its normal quarterly closing and review procedures for the three months ended October 31, 2014, and subsequent events may occur that require material adjustments to the preliminary financial information, the final results and other disclosures for the three months ended October 31, 2014 may differ materially from the preliminary financial information. The preliminary financial information should not be viewed as a substitute for full financial statements prepared in accordance with GAAP or as a measure of performance.

Conference Call
The Company’s management will host a conference call in conjunction with the update release, today, November 14th, at 8:30 a.m. Eastern Time.  The conference call may be accessed by dialing (888) 587-0615.  Additionally, a live webcast of the call can be accessed at www.movadogroup.com. The webcast will be archived on the Company’s website approximately one hour after the conclusion of the call.  Additionally, a telephonic re-play of the call will be available at 12:00 p.m. ET on November 14, 2014 until 11:59 p.m. ET on November 21, 2014 and can be accessed by dialing (877) 870-5176 and entering replay pin number 8036579.

Movado Group, Inc. designs, sources, and distributes MOVADO®, EBEL®, CONCORD®, ESQ® Movado, COACH®, TOMMY HILFIGER®, HUGO BOSS®, JUICY COUTURE®, LACOSTE® and SCUDERIA FERRARI® watches worldwide, and operates Movado company stores in the United States.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as  “expects,” “anticipates,” “believes,” “targets,” “goals,” “projects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “should” and variations of such words and similar expressions. Similarly, statements in this press release that describe the Company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements and levels of future dividends to differ materially from those expressed in, or implied by, these statements. These risks and uncertainties may include, but are not limited to general economic and business conditions which may impact disposable income of consumers in the United States and the other significant markets (including Europe)

where the Company’s products are sold, uncertainty regarding such economic and business conditions, trends in consumer debt levels and bad debt write-offs, general uncertainty related to possible terrorist attacks, natural disasters, the stability of the European Union and defaults on or downgrades of sovereign debt and the impact of any of those events on consumer spending, changes in consumer preferences and popularity of particular designs, new product development and introduction, competitive products and pricing, seasonality, availability of alternative sources of supply in the case of the loss of any significant supplier or any supplier’s inability to fulfill the Company’s orders, the loss of or curtailed sales to significant customers, the Company’s dependence on key employees and officers, the ability to successfully integrate the operations of acquired businesses without disruption to other business activities, the continuation of licensing arrangements with third parties, the ability to secure and protect trademarks, patents and other intellectual property rights, the ability to lease new stores on suitable terms in desired markets and to complete construction on a timely basis, potential effects of economic and currency instability in Europe and countries using the Euro as their functional currency, the ability of the Company to successfully manage its expenses on a continuing basis, the continued availability to the Company of financing and credit on favorable terms, business disruptions, disease, general risks associated with doing business outside the United States including, without limitation, import duties, tariffs, quotas, political and economic stability, and success of hedging strategies with respect to currency exchange rate fluctuations, and the other factors discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. These statements reflect the Company's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time. The Company assumes no duty to update its forward looking statements and this release shall not be construed to indicate the assumption by the Company of any duty to update its guidance in the future.